Exhibit 10.14

LEASE MODIFICATION AND EXTENSION AGREEMENT (LMA)

Agreement dated as of April 5, 2010 between 600 Long Beach LLC, a Connecticut limited liability company having an office at 300 Long Beach Boulevard, Stratford, CT 06615 (hereinafter called “Owner”); and St. Acquisition Company, a Connecticut corporation having an office at 500 Long Beach Boulevard Stratford, CT 06615 (hereinafter called “Tenant”).

RECITALS:

A.    The parties entered into a Lease dated August 12, 2009, which commenced on September 1, 2009 for a one (1) year five and one half (5.5) month term and is set to expire on January 31, 2011, in the building located at 600 Long Beach Boulevard (the “Building”), Stratford, CT 06615. Said lease, as amended to date, is herein called the “Lease”. The Owner represents to the Tenant and the Tenant represents to the Owner for each of their respective companies that the names have not changed, they are in good standing and authorized to do business in Connecticut.

NOW, THEREFORE, for good consideration the parties agree as follows:

1.    Tenant currently leases 12,900 square feet and has agreed to vacate that area and occupy 23,675 square feet in the Building. Upon Owner’s delivery of the 23,675 square feet to Tenant that area shall become the Premises. All rent and additional rent due for the 12,900 square foot area shall terminate upon Owner’s delivery of the 23,675 square feet provided that Tenant vacates the 12,900 square foot area within thirty (30) days of Owner’s delivery of the 23,675 square feet. The existing Lease Exhibits, A, B, C, and D are replaced by the attached Lease Exhibit A-1, B-1, C-1 and D-1 respectively. Owner shall perform the work as specified and shown on these attached Lease Exhibits and paragraph 33 of the Lease is revised to reflect that Owner will deliver the Premises to Tenant on June 1, 2010 at the earliest and no later than July 31, 2010 subject to the existing tenant CORT Furniture vacating that area. The term of the Lease shall be ten (10) years.

2.    The Annual Fixed Rent due per paragraph 63.b of the Lease shall be $183,481.25 payable in equal monthly installments. All additional rent due per paragraph 36 of the Lease shall be calculated upon commencement of the term contemplated herein and be based upon the Premises being 30% of the Building. All additional rent due per paragraph 38 of the Lease for Operating Expenses shall be equitably adjusted based upon the latest Operating Expense Estimate issued by Owner and the Premises being 23,675 square feet. Tenant’s parking spaces provided by the Lease shall be increased from 20 to 30. Paragraph 64 of the Lease is hereby deleted in its entirety as it is no longer applicable.

3.    Paragraph 69 of the Lease and Lease Exhibit G are confirmed to be in full force and effect. The Guarantor, Teavana Holdings, Inc. hereby acknowledges the changes to the Lease contained in this LMA.

4.    Owner shall deliver an additional 10,000 square feet in the Building by July 31, 2011 as shown on Exhibit A-1 to Tenant via its right to relocate Cray Valley USA who currently occupies that 10,000 square foot area. At that time the Owner shall remove a fifteen (15’) by fifteen (15’) section of the demising wall, which will connect that space to the Premises and warrant that all existing improvements within the 10,000 square feet shall be in good working order. Upon delivery the rent and additional rent payable to Owner shall be equitably adjusted to reflect the additional 10,000 square feet. For example, Tenant’s Annual Fixed Rent due per paragraph 63.b of the Lease shall increase $77,500 ($7.75 PSF x 10,000 SF). Tenant’s additional rent for real estate taxes and Operating Expenses shall be adjusted to reflect the Premises changing from 30% of the Building to 42.68%. To the extent that Tenant requests Owner to remove the existing interior walls within the 10,000 square foot area than Owner shall provide Tenant a cost estimate for that work. If tenant approves that estimate and agrees to pay those costs Owner agrees to amortize those costs over the remainder of the Lease term in equal monthly installments at an eight (8) percent interest rate, which will be confirmed in a written lease amendment.

5.    To the extent that Court Furniture Rental does not exercise its right to extend its lease term for the 32,325 square feet it currently occupies in the Building beyond its current expiration date of November 30, 2011 then Tenant shall have the First Right of Refusal (as defined and described in paragraph 6 below) on leasing that space. In addition, Tenant shall have the right to lease an additional 12,900 square foot area in the Building shown on Exhibit A-1 by July 31, 2012.

6.    First Right of Refusal: Providing that the Tenant shall not be in default beyond any applicable cure period or diligently making best efforts to cure any non-material default which reasonably required additional time to cure of any of the terms, covenants and conditions of this Lease, Owner shall give Tenant written notice that (i) the CORT lease was not extended and the Tenant shall have the right to lease the 33,325 square feet, (ii) that Tenant shall have the right to lease the 12,900 square feet. Owner expects CORT Furniture to make its decision on whether or not they exercise their option to extend their lease by March 31, 2011. On receipt of any such written notice from Owner as described above, Tenant’s right shall be considered exercised upon Owner’s receipt of written notice from Tenant to Owner, given within thirty (30) days after Tenant’s receipt of such notice. If pursuant to the provisions of this paragraph said space shall be added to the Premises hereby leased, all the terms, covenants and conditions of this Lease shall apply to the space, except:

(a)    the Annual Fixed Rent shall be increased by a sum computed by multiplying the rentable square footage by $7.75.

(b)    Tenant’s additional rent for real estate taxes and Operating Expenses shall be adjusted to reflect the Premises changing from 42.68% of the Building to a higher percentage which percentage shall be determined by dividing the new total size of the Premises by 78,900 square feet.

Should Tenant not respond in writing within said thirty (30) day period than Owner can proceed to lease the space in the Building to other parties as these rights are governed by this LMA to lease the CORT space and the 12,900 square foot space are a one time right. Owner and Tenant have discussed some other possible options that may become available than those specified herein to consider for expanding Tenant’s Premises and should they become available Owner will present them to Tenant.

7.    Miscellaneous.

(a)    Except as modified by this Agreement, the terms and conditions of the Lease shall remain in full force and effect and are hereby in all respects ratified and confirmed.

(b)    The covenants, terms and conditions contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, and, except as may otherwise be provided in the Lease, their respective assigns.

(c)    This Agreement may not be changed orally, but only by a writing signed by the party against whom enforcement thereof is sought.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

FOR:	600 Long Beach LLC By: Stratford Land Development Company Limited Partnership Its: Managing Member By: The Stratford Industrial Corporation Its: General Partner

	By: /s/ James R. Caissy James R. Caissy Its: President	Date: April 13, 2010

FOR:	St. Acquisition Company By: /s/ Juergen Link Juergen Link Its: President	Date: April 7, 2010

STATE OF CONNECTICUT	)
	)	ss: Stratford
COUNTY OF FAIRFIELD

On this 7th day of April, 2010, before me personally appeared Juergen Link, President signer and sealer of the foregoing instrument and acknowledged the same to be his free act and deed, before me as a duly authorized officer of St. Acquisition Company a Connecticut corporation.

/s/ Yolanda Mitchell
Notary Public My Commission Expires: 5/31/2015

STATE OF CONNECTICUT	)
	)	ss: Stratford
COUNTY OF FAIRFIELD

On this 13th day of April, 2010, before me personally appeared James R. Caissy signer and sealer of the foregoing instrument and acknowledged the same to be his free act and deed, before me as a duly authorized officer of the Stratford Industrial Corporation a Connecticut Corporation.

IN WITNESS WHEREOF, I hereunder set my hand and official seal.

/s/ Yolanda Mitchell
Yolanda Mitchell Notary Public My Commission Expires:

IN WITNESS WHEREOF, Guarantor hereby acknowledges the changes to the Lease and hereby ratifies and confirms Lease Exhibit G, the Guaranty to be in Full force and effect by its duly authorized officer.

FOR: Teavana Holdings, Inc. BY:/s/ Andrew T. Mack ITS:CEO

STATE OF GEORGIA	)
)
COUNTY OF FULTON

The foregoing instrument was acknowledged before me this 7th day of April, 2010 by Andrew Mack its CEO on behalf of Teavana Holdings, Inc. a Delaware corporation on behalf of the corporation.

/S/ [ILLEGIBLE]
Notary Public My Commission Expires: Aug. 11, 2013

EXHIBIT B-1

STRATFORD EXECUTIVE PARK

BUILDING STANDARD WORK LETTER

STRATFORD EXECUTIVE PARK consists of attractive campus-type office and flexible use buildings. Glass front entrance doors are provided as necessary. Discretely concealed loading docks and delivery doors are provided in the rear of the building. Parking in provided along the front elevation and in the rear delivery areas. The entire perimeter is attractively landscaped. Grounds and the building roof and structure will be maintained by the Owner.

Some of the following items are already existing and in place. Owner agrees at its sole expense and without charge to Tenant to do the work shown on Exhibit “D-1” (Owner’s Work) per the following Standard Work Letter in the demised premises within 600 Long Beach Boulevard.

WINDOWS:	Tinted double-glazed insulating glass set in square tubing.

FLOOR SLAB:	Concrete slab on grade with wire mesh reinforcement. Load capacity 350 lbs/psi +/-.

INTERIOR:	As per agreed by lessor & lessee. See Exhibit D-1, PARTITIONS. Owner agrees to remove a portion of the interior walls within the 10,000 square foot area prior to delivering the space to Tenant should Tenant determine that they interfere with Tenant’s storage plan.

DOORS:	Solid core 3’10” x 7’0” doors. Doors shall be provided as per exhibit D-1, paint grade and undercut for air movement.

CEILINGS:	Rest room areas: 5/8” acoustical mineral board, 2’x4” tiles in a suspended T-grid system. Unfinished areas will have open ceilings.

LIGHTING:	Rest room area: recessed 2’x4’, 4 lamp, 40 watt fluorescent fixtures with acrylic lenses, approximately one fixture for each 80 square feet of ceiling area. Unfinished area: 4-lamp T-5 fluorescent fixtures with motion sensors in warehouse set on bar joists to provide 20 foot-candles at 30” above the floor based upon Tenant’s plans for its operations which will be submitted to Owner as soon as it is available.

OUTLETS:	Owner and Tenant shall confirm what is required and reflect that work on Exhibit D-1. It is expected that Tenant will require a limited number of 120 volt outlets and 1-2 outlets for charging fork lift batteries.

SWITCHES:	Wall switches will be provided at entrances.

PLUMBING:	Copper water lines. Plastic storm drains and plastic sanitary sewer lines.

FLOORS:	Office areas, carpeting or 1/8” 12 x 12 vinyl composite floor tile. Other areas, concrete.

COLUMNS:	Structural steel. Average bay size: 39’6” x 49’.

LAVATORIES:	As per Exhibit “D-1”. Semi-gloss paint on walls and VCT flooring. Multiple fixtures enclosed in floor mounted metal partitions. Standard white fixtures include: water closets, urinals, sinks, miscellaneous toilet accessories, mirrors, and exhaust fans.

HVAC:	Unfinished areas are furnished with ceiling-hung, natural gas fired unit heaters on separate thermostats. Owner agrees to remove the unit heater in the 10,000 square foot area that would interfere with their storage plan prior to delivering that 10,000 square foot area to Tenant.

PAINTING:	All partitions will be painted with eggshell finish latex paint. Exposed metal surfaces, such as convector enclosure, metal doors and bucks will be painted with semi-gloss enamel. Colors to be selected from Owner’s standard Color Chart.

ELECTRIC SERVICE:	400 amp 4 wire, 3 phase, 277/480 volt service. Separate meter or sub-meter installed on premises.

GAS SERVICE:	Heat supplied by gas unit; separate meter or sub-meter installed on premises.

HOT WATER:	Individual electrical hot water heater.

SPRINKLER SYSTEM:	Automatic wet pipe system installed throughout.

CEILING HEIGHT:	Rest room area hung ceiling: approximately 9.5’. Unfinished areas: to joists, 24’ clear +/- except within 10’ of an exterior wall where sprinkler piping may be lower.

DELIVERY SYSTEM:	Docks with shelters and/or Drive-in Doors as per Exhibit D-1.

ENTRANCES:	Individual entry doors as shown on Exhibit D-1.

ROOFING:	Exposed metal decking painted white with a three-ply roof System, equivalent R-19 insulation, Fiberglass base sheet and fabric laminated with hot asphalt.

The following items pertinent to tenant’s space are not furnished by Owner and will be at Tenant’s initiative and expense.

TELEPHONES:	Tenant shall make arrangements for installation of voice and data service. Owner cannot provide or initiate such service.

ENTRY ALARM SYSTEM:	Tenant shall make arrangements for installation of alarm system, or use of any existing one already on the premises.

EXHIBIT C-1

WORK SPECIFICATIONS

Utility-Warehouse Area

Heating is provided by means of gas-fired suspended warm air furnaces, to maintain 60-degree F. when outside temperature is zero degrees F. with a maximum wind velocity of 15 MPH, providing tenant is not exhausting heater air in which case tenant shall provide fresh air make-up heater. At truck bay, heating system will maintain 50-degrees F. (at 0-degree outside with a 15 MPH wind velocity) based on intermittent use of outside doors.

Electric Service

Electric Service Furnished to the premises shall be 400 Amperes 277/480V, 3 phase 4 wire.

Floor Load

Floors are rated for a maximum load of 350 lbs. per square foot.

Rest Rooms

One rest room with 1 lavatory, 1 urinal and 1 water closet. One rest room with 1 lavatory and 2 water closets. Plumbing fixtures to be white.

RAMP
8' x 10'
dock door
8' x 10'
dock door
12'x14'
drive in
EXHIBIT D-1
23,675 SF
DIAGONAL BRACING
DIAGONAL BRACING
DIAGONAL BRACING
DIAGONAL BRACING